AMENDMENT TO
INVESTMENT MANAGEMENT AGREEMENT

This Amendment, dated as of May 13, 2020, is to each Investment Management Agreement, as amended and/or restated to date (each, an “Agreement”), by and between each Investment Manager identified on Schedule A, each a registered investment adviser (the “Investment Manager”), and each registered investment company (each, an “Investment Company”), on behalf of itself and, as applicable, its separate series (each, a “Series”) identified opposite the Investment Manager’s name on Schedule A.

WITNESSETH:

WHEREAS, each Investment Manager and each Investment Company, on behalf of itself and, as applicable, each Series, wish to amend the applicable Agreement as provided herein; and

WHEREAS, the Board of Trustees/Directors of each Investment Company, including a majority of Trustees/Directors who are not interested persons (as defined in the Investment Company Act of 1940, as amended) of each Investment Company, approved the following amendment at a meeting on May 13, 2020.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that each Agreement is amended to include a new appropriately numbered paragraph/section, as applicable, at the end of the Agreement as follows:

Where the effect of a requirement of the 1940 Act reflected in any provision of the Agreement is revised by rule, interpretation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

Each Investment Manager listed on Schedule A

FRANKLIN ADVISERS, INC.

By:       /s/ Edward D. Perks
Name: Edward D. Perks
Title:    President

FRANKLIN TEMPLETON INVESTMENTS CORP.

By:       /s/ Duane Green
Name: Duane Green
Title:    Chairman, President & CEO

TEMPLETON ASSET MANAGEMENT LTD.

By:       /s/ Manraj Singh Sekhon
Name: Manraj Singh Sekhon
Title:    Co-Chief Executive Officer

TEMPLETON GLOBAL ADVISORS LIMITED

By:       /s/ Alan Bartlett
Name: Alan Bartlett
Title:    President

TEMPLETON INVESTMENT COUNSEL, LLC

By:       /s/ Antonio Docal
Name: Antonio Docal
Title:    President

Each Investment Company and, as applicable, each Series listed on Schedule A

By:       /s/ Lori A. Weber
Name: Lori A. Weber
Title:    Vice President and Secretary

Schedule A

Investment Company and Series	Investment Manager
Templeton China World Fund	Templeton Asset Management Ltd.

Templeton Developing Markets Trust	Templeton Asset Management Ltd.

Templeton Dragon Fund, Inc.	Templeton Asset Management Ltd.

Templeton Emerging Markets Fund	Templeton Asset Management Ltd.

Templeton Emerging Markets Income Fund	Franklin Advisers, Inc.

Templeton Funds
Templeton Foreign Fund	Templeton Global Advisors Limited
Templeton International Climate Change Fund	Franklin Templeton Investments Corp.
Templeton World Fund	Templeton Global Advisors Limited

Templeton Global Income Fund	Franklin Advisers, Inc.

Templeton Global Investment Trust
Franklin Templeton SMACS: Series EM	Templeton Asset Management Ltd.
Templeton Emerging Markets Small Cap Fund	Templeton Asset Management Ltd.
Templeton Global Balanced Fund	Templeton Global Advisors Limited

Templeton Global Smaller Companies Fund	Templeton Investment Counsel, LLC

Templeton Growth Fund, Inc.	Templeton Global Advisors Limited

Templeton Income Trust
Templeton Emerging Markets Bond Fund	Franklin Advisers, Inc.
Templeton Global Bond Fund	Franklin Advisers, Inc.
Templeton Global Total Return Fund	Franklin Advisers, Inc.
Templeton International Bond Fund	Franklin Advisers, Inc.

Templeton Institutional Funds
Foreign Smaller Companies Series	Templeton Investment Counsel, LLC
International Equity Series	Templeton Investment Counsel, LLC